Exhibit 99.(m).18

JOHN HANCOCK BOND TRUST

CLASS R4 SHARES

AMENDMENT TO DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

AMENDMENT made as of the 13th day of December, 2016, to the Distribution Plan Pursuant to Rule 12b-1 dated June 26,2013, as amended, by and between John Hancock Bond Trust and John Hancock Funds, LLC (“the Plan”).

1.	CHANGES TO SCHEDULE A

Schedule A to the Plan is hereby amended, in accordance with Paragraphs 6 and 9 of the Plan, to add the following series and fee schedule:

Series	Fee*

John Hancock ESG Core Bond Fund	0.25%

* Expressed as a Percentage of Average Daily Net Assets of Class R4 shares

2.	EFFECTIVE DATE

This Amendment shall become effect as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Plan.

4.	OTHER TERMS OF THE PLAN

Except as specifically amended hereby, all of the terms and conditions of the Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, pursuant to Rule 12b-1, as of the day and year set forth below.

JOHN HANCOCK BOND TRUST
On behalf of each series of the Trust, as applicable

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

Agreed and assented to:

JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

DATED AS OF: December 13, 2016

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